Exhibit 1.01
CONFLICT MINERALS REPORT OF 3M COMPANY FOR THE YEAR ENDED DECEMBER 31, 2022
INTRODUCTION

This Conflict Minerals Report (this “Report”) for 3M Company (“3M”, “Company,” “we,” “our”) is provided in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 for the reporting period from January 1 to December 31, 2022.

“Conflict Minerals” are defined by the Securities and Exchange Commission (“SEC”) as cassiterite, columbite-tantalite, wolframite and gold, and their derivatives, which are limited to tin, tantalum and tungsten (collectively “3TG”). As a result of the Company’s reasonable country of origin inquiry (“RCOI”) for the period from January 1 to December 31, 2022 described in the attached Specialized Disclosure Report (“Form SD”), 3M has reason to believe that a portion of the 3TG necessary to the functionality or production of products (“Necessary 3TG”) that we manufactured or contracted to manufacture during the period from January 1 to December 31, 2022 may have originated in the Democratic Republic of the Congo (“DRC”), the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and/or Angola (collectively, the “Covered Countries”) and those Necessary 3TG may not be from recycled or scrap sources.

3M has actively engaged with its customers and suppliers for several years with respect to the use of Conflict Minerals. 3M adopted a Conflict Minerals Policy in 2011, expanded and renamed to Responsible Minerals Sourcing Policy in 2019, articulating the Conflict Minerals supply chain due diligence process and 3M’s commitments to reporting obligations regarding Conflict Minerals. The Policy (as defined below) is available on 3M’s Supplier Direct website (https://www.3m.com/3M/en_US/suppliers-direct/).

3M has contributed to industry efforts to address Conflict Minerals through serving as a member of the Responsible Business Alliance (“RBA”) and the Responsible Minerals Initiative (“RMI”). This engagement and the contributions made have helped develop standards, best practices, and tools that benefit all companies working to end the association between 3TG and conflict in the Covered Countries.

REASONABLE COUNTRY OF ORIGIN INQUIRY

Many essential products in the 3M businesses, such as electronics, personal safety, or transportation, rely on 3TG. The following are examples of product families that often include 3TG:

•Electrical connectors, cables and cords, electronic chargers, controls, monitors and plated circuitry
•Products that include these and other electrical or electronic components
•Metallized films and tapes
•Orthodontic products
•Fall protection equipment
•Fire safety equipment

3M therefore conducted due diligence on the source and chain of custody of Necessary 3TG, as described below, using the following due diligence management system:

To determine whether Necessary 3TG in products originated in Covered Countries, 3M retained a third-party service provider (“Provider”) to assist us in reviewing the supply chain and identifying risks. 3M provided a list composed of suppliers associated with the in-scope products to the Provider for upload to its database to assist with RCOI of potential product families, such as those noted above.

To collect data on the materials’ sources of origin procured by the supply chain, 3M utilized RMI’s Conflict Minerals Reporting Template (“CMRT”) version 6.22 to conduct a survey of all in-scope suppliers. During the supplier survey, 3M contacted suppliers via the Provider’s software-as-a-service (SaaS) platform, which enables 3M to track supplier communications and allows suppliers to upload completed CMRTs directly to the database for validation, assessment, and management. The database also provides functionality that meets the Organisation for Economic Co-operation and Development (OECD) process expectations by evaluating the quality of each supplier response and assigning a strength metric based on the supplier’s declaration of process engagement. Additionally, the metrics provided in this Report, as well as the step-by-step process for supplier engagement and upstream due diligence investigations performed, are managed through this platform.

Through the Provider’s platform, 3M requested that all in-scope suppliers complete a CMRT. Training to guide suppliers on best practices to complete the CMRT was included. The Provider monitored progress and tracked all communications in the database to support reporting and transparency. 3M directly contacted suppliers that were unresponsive to the Provider’s requests and instructed these suppliers to complete and submit the CMRT to the Provider.

3M’s program includes automated data validation on all submitted CMRTs. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. This data validation is based on questions within the declaration section of the CMRT, which helps to identify areas that require further classification or risk assessment, as well as understand the due diligence efforts of the 3M Tier 1 suppliers. The results of this data validation are shared with the suppliers to ensure they understand areas that require clarification or improvement and contribute to the program’s health assessment.

All submitted CMRTs were accepted and classified as either complete, incomplete or invalid, to ensure data was retained. Examples of invalid submissions include incomplete, inaccurate, or inconsistent data. Further due diligence was conducted with suppliers who submitted invalid CMRTs. This included direct supplier engagement through the Provider’s multilingual Supplier Experience team who provided feedback on the CMRT submission, guidance on how to correct errors, and additional training and support as needed to successfully resubmit a valid CMRT.

Based on findings from the RCOI process, 3M was able to determine the countries of origin for a majority of those contacted under its outreach efforts of the 3TG in its products. As such, 3M continued to perform further due diligence on the source and chain of custody of these minerals.

DUE DILIGENCE MEASURES

A. Design of 3M’s Due Diligence Measures

3M’s Conflict Minerals due diligence management system has been designed to conform with the “OECD” Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidance”), as applicable for 3TG and downstream companies (as the term “downstream companies” is defined in the OECD Guidance).

B. Due Diligence Performed

1. Establish Strong Company Management Systems

Responsible Minerals (Conflict Minerals) Sourcing Policy

3M first adopted a Conflict Minerals Policy in 2011. The Conflict Minerals Policy was expanded and renamed in 2019 to Responsible Minerals Sourcing Policy (“Policy”) to include 3TG and cobalt, and is available on 3M’s Supplier Direct website (https://www.3m.com/3M/en_US/suppliers-direct/) along with other information on 3M’s Responsible Minerals program.

3M is committed to responsible sourcing of 3TG and cobalt using the OECD due diligence framework, so as not to support conflict or human rights abuses in the Covered Countries or Conflict-Affected and High-Risk Areas (“CAHRAs”), while avoiding de facto embargoes. This position is consistent with 3M’s respect for human rights in our own operations and our supply chains as stated in the 3M Human Rights Policy (http://multimedia.3m.com/mws/media/1029705O/human-rights-policy.pdf) as well as with the OECD Guidance and United Nations Guiding Principles on Business and Human Rights (the “UN Principles”).

Internal Management System

3M has established a management system to support the effective and efficient execution of our Responsible Minerals program. 3M’s management system includes an executive sponsor, 3M’s Group President, Enterprise Operations, and a designated cross-functional Responsible Minerals Steering Team (“Steering Team”) composed of representatives from global Strategic Sourcing, Area Responsible Sourcing Leaders, Environment, Health & Safety, Product Stewardship, and Legal Affairs. The Steering Team has responsibility for developing and implementing 3M’s Policy and compliance strategy, as well as reviewing the progress, effectiveness, and continual improvement of the program. The Steering Team is led by a Responsible Minerals Program Manager (“Program Manager”) from Responsible Sourcing.

Senior leadership of Strategic Sourcing, Enterprise Operations, Legal Affairs, Corporate Audit, Ethics & Compliance, Environment, Health & Safety, Product Stewardship, and Human Resources is briefed bi-annually about the results of our due diligence efforts, including evaluation of risks and risk mitigation measures. These briefings also include an evaluation of the progress, effectiveness, and execution of our Policy and Responsible Minerals program as well as an opportunity to provide input.

3M’s Provider assisted with evaluating supply chain information regarding 3TG and identifying potential risks, and in the development and implementation of additional due diligence steps that 3M will undertake with suppliers regarding Conflict Minerals.

3M leveraged the Provider’s managed service team, which was made up of dedicated program specialists who supported 3M’s Conflict Minerals program. 3M communicated regularly with the Provider to receive updates on program status. Each member of the Provider’s team is trained in Conflict Minerals compliance and understands the intricacies of the CMRT and Conflict Minerals reporting requirements, as well as Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd- Frank Act”).

Control System and Supply Chain Transparency

3M’s Supplier Responsibility Code (“SRC”) (https://www.3m.com/3M/en_US/suppliers-direct/supplier-requirements/global-supplier-responsibility-code/) applies to all suppliers and outlines 3M’s foundational expectations as it relates to labor, ethics, environment, health and safety, product stewardship, and management systems. This code of conduct is based on industry- and internationally-accepted principles, such as the UN Principles and the OECD Guidance. If a supplier is not able or willing to meet 3M’s requirements, a defined escalation process is followed and evaluated for disposition.

3M’s global suppliers are expected to supply materials to 3M that are “Conflict-Free,” meaning minerals that are from recycled or scrap sources, or that do not directly or indirectly finance armed groups through mining or mineral trading in the DRC, adjoining countries or any other CAHRAs, as determined by regulatory bodies and as applied by RMI. This expectation is communicated in 3M contract agreement templates and U.S. purchase order terms and conditions. 3M relies on direct suppliers to provide information on the origin of the 3TG contained in components and materials supplied, including sources of 3TG that are supplied to them from lower-tier suppliers.

3M is a member of RMI, which provides strong industry collaboration and greater visibility to supply chain risks. 3M gathered information on the use of 3TG by the Supplier Group (as defined below) using RMI’s CMRT. 3M engaged the Provider to assist with Supplier Group outreach and engagement and with data collection and validation. 3M used the Provider’s web portal to determine the chain of custody of the Necessary 3TG included in our products, with a focus on identifying smelters or refiners (“SORs”) in their respective supply chains.

Supplier Engagement

3M identified relevant suppliers that supply products that may contain Necessary 3TG. 3M determined that a reasonably designed inquiry for identifying and assessing supply chain risks should focus on higher priority suppliers consistent with RMI’s Five Practical Steps to Support SEC Conflict Minerals Disclosure. 3M identified the relevant higher priority suppliers (“Supplier Group”) by prioritizing its review of products that may contain Necessary 3TG, and the corresponding supply chains, accounting for various factors, such as estimated content of Necessary 3TG, type of mineral, amount of spend, the nature of the supply chain, and supplier location. In 2022, 3M conducted outreach with suppliers which represented 69% of the in-scope Supplier Group for products that may contain Necessary 3TG.

3M’s Provider reviewed the Supplier Group CMRT responses to determine where further engagement with suppliers was warranted. Those responses were escalated to 3M for additional due diligence and follow-up. 3M considered untimely or incomplete responses, as well as inconsistencies with the data reported in the CMRT, in making this determination. For any CMRT that was determined invalid based on this review, the Provider’s platform automatically sent the supplier an email outlining any validation issues with the CMRT question logic or missing fields. 3M’s Provider proactively engaged suppliers to educate them on the validity requirements, how to enter CMRT data, and/or 3M’s expectation on CMRT information, as appropriate. 3M’s Provider worked with suppliers to resolve all responses with an incomplete status. Suppliers were educated on 3M’s Provider’s supplier portal links, which provides training resources, reporting templates, practical tips, and best practices.

3M established controls and transparency by creating a process in coordination with the Provider to engage relevant suppliers to identify SORs contained in 3M’s supply chain. 3M communicated expectations to these relevant suppliers in connection with our inquiry requesting they send a similar request to their direct suppliers to obtain the information successively upstream to the SOR. A Provider web portal was utilized for the collection of CMRTs. Suppliers were provided a link to 3M’s Supplier Direct website (https://www.3m.com/3M/en_US/suppliers-direct/) where we communicate supplier responsibility expectations and have links to our Supplier Learning Academy, which includes links to training resources, practical tips, and best practices. 3M encourages all suppliers to have a proactive approach in aligning with 3M’s policies and programs to strengthen our supply chain to ensure conformance to regulations. Because 3M believes in developing strong and sustainable relationships, it is important our business partners understand 3M’s commitment to doing business ethically and in compliance with the law.

For suppliers that identified “SORs of Interest” in their CMRT responses, according to indicators defined in the OECD Guidance, 3M and its Provider requested additional information and/or Conflict Minerals due diligence standards and processes, conducting further due diligence about the “SORs of Interest.” In addition, these suppliers were provided a link to education resources on smelter risk mitigation.

3M’s requirements related to responsible minerals in relevant global contract templates and U.S. purchase order terms and conditions require suppliers to comply with applicable laws and our policies on responsible minerals. This includes participation in a supply chain survey and related due diligence activities, and the provision, upon request, of information on SORs in relevant supply chains and other information 3M might require.

3M’s Policy expects suppliers to responsibly source 3TG and cobalt through SORs that comply with recognized assurance programs, including RMI, the London Bullion Market Association (“LBMA”), and the Responsible Jewellery Council (“RJC”). For SORs identified by the Supplier Group not currently engaged in an assurance program, 3M and its Provider sent letters to those SORs encouraging them to participate. 3M also encouraged its Supplier Group and, in certain cases, customers to reach out to those SORs and encourage their participation. In addition, communications were sent to those SORs in our supply chain who were conformant but had not been designated as progressing or as having a re-audit in progress within three months of their conformance date.

3M also encourages suppliers to draw upon internationally-recognized standards to advance social and environmental responsibility and business ethics. All existing and future suppliers are required to conform to 3M’s SRC, demonstrating their commitment to share 3M’s values on social and environmentally sustainable operations and practices, which include labor, ethics, environment, health, and safety, as well as management systems. The SRC is based on the RBA framework. 3M uses numerous external indices, including the International Labour Organization, Global Slavery Index, the Corruption Perception Index, among others, to assist in prioritizing higher risk suppliers.

In partnership with 3M’s Provider, 3M has put a strong emphasis on supplier education and training. This includes guiding suppliers to online resources, including access to interactive training courses, informational and best practice documents and real time chat with compliance specialists.

Grievance Mechanism

3M has a grievance mechanism whereby employees, suppliers, and other stakeholders can report concerns regarding 3M’s business conduct and other matters, at 3M-ethics.com (https://secure.ethicspoint.com/domain/media/en/gui/8897/index.html). 3M also has procedures in place for follow-up in the event any responsible minerals issues are raised through our grievance mechanism.

RMI has a Grievance and Complaints Mechanism (“RMI Mechanism”) as part of its continuous improvement and risk management process. The RMI Mechanism allows stakeholders to raise concerns about its initiative, audit program, protocols, audit quality and auditor competencies, mineral supply chains and upstream/downstream initiatives. Stakeholders can also report concerns on mineral sourcing activities and due diligence of RMI member companies.

Maintain Records

3M has a record retention policy applicable to Conflict Minerals-related documentation that provides for retention for a minimum of ten years. Our Provider’s document retention policy includes 3M Conflict Minerals-related documents, including supplier responses to CMRTs as well as the sources identified within each reporting period.

2. Identify and Assess Risk in the Supply Chain

As part of the process to identify and assess risks in the supply chain, 3M asked the Supplier Group to share information about the Necessary 3TG in their products provided to 3M based on responses to the industry standard RMI CMRT. 3M deployed the CMRT to the Supplier Group through the Provider’s supplier’s web portal. The portal issued six automated follow-up reminders to those in the Supplier Group who had not responded with the information requested. For those in the Supplier Group who had not responded after the follow-up reminders, five escalation emails were sent, and follow-up phone calls were made with prioritized suppliers. As part of those phone calls, the Provider offered training to the supplier on topics including the importance of the information requested by 3M, the disclosure requirements of the Dodd-Frank Act Conflict Minerals legislation, and how to submit the CMRT into 3M’s Provider’s web portal. In addition, follow-up communications were sent as an escalation to those in the Supplier Group who had discrepancies in their CMRTs. Outbound communications were conducted in native languages, such as English, German, simplified Chinese, French, Italian, Spanish, Portuguese, and Japanese, to ensure expectations were understood. If supplier responses indicated that Necessary 3TG contained in products provided to 3M may have originated from the Covered Countries, had unknown sourcing, or may have been processed by SORs that have not been validated as using DRC conflict-free sourcing practices, then such responses were escalated to the Steering Team for further review and determination of follow-up steps.

3M does not have a direct relationship with SORs and does not perform direct audits of these entities within the supply chain. Smelters that have completed a Responsible Minerals Assurance Process (“RMAP”) audit are considered to be DRC conflict-free. In cases where the smelter’s due diligence practices have not been audited against the RMAP standard or they are considered non-conformant by RMAP, follow-ups are made to suppliers reporting those facilities. Smelters are then assessed for the potential sourcing risk.

Each facility that meets the definition of a smelter or refiner of a 3TG mineral is assessed according to “SORs of Interest” indicators defined in the OECD Guidance. The Provider uses numerous factors to determine the level of risk that each smelter poses to the supply chain by identifying “SORs of Interest.” These factors include:

•Geographic proximity to the DRC and other Covered Countries.
•Known mineral source country of origin.
•RMAP audit status.
•Credible evidence of unethical or conflict sourcing.
•Peer assessments conducted by credible third-party sources.

Suppliers are also evaluated on the strength of their own program, which assists 3M in making key risk mitigation decisions. The criteria used to evaluate the strength of the program is based on certain questions in the CMRT related to the suppliers’ Conflict Minerals practices and policies.

3M verified SORs using RMI’s Conformant Smelters and Refiners list. 3M also referred to other sources of information, including publications of the LBMA and the RJC, to validate and assess potential risks.

3. Design and Implement a Strategy to Respond to Identified Risks

3M has designed and implemented a strategy to respond to risks. The 3M Program Manager works with the Provider throughout each phase of the process and provides periodic updates to the Steering Team and its executive sponsor.

The Provider’s risk mitigation activities are initiated whenever a supplier’s CMRT reported facilities of concern. Through the Provider, suppliers with submissions that included any smelters of interest were immediately given feedback instructing the supplier to take its own independent risk mitigation actions. Examples include the submission of a product-specific CMRT to better identify the connection to products that it supplies to 3M. Additional escalation may have been necessary to address any continued sourcing from these smelters of interest. Suppliers are given clear performance objectives within reasonable timeframes, with the ultimate goal of progressive elimination of these smelters of interest from the supply chain. In addition, suppliers were guided to the educational materials, located on the Provider’s website, on mitigating the risks identified through the data collection process.

If additional escalation is required, the Program Manager works with the Steering Team and its executive sponsor or other relevant executives to determine appropriate follow-up actions and mitigate risks. Follow-up actions based on the variety of supplier risk levels may include additional due diligence by the Steering Team. 3M and its Provider may communicate directly with suppliers that have not yet been determined to be conformant with RMAP in order to request additional information and encourage their involvement in the RMI Program. As part of the due diligence activities, 3M may decide to find alternate sources of supply and/or suspend or terminate existing supplier relationships after failed attempts at mitigation or remediation. For the year 2022, 3M found no instances where it was necessary to find replacement sources of supply or to suspend or terminate a supplier relationship. However, increased due diligence was applied and continues to be applied to those suppliers with smelters of interest.

4. Carry out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

3M utilized information provided by the independent third-party audits of SORs through RMAP, LBMA and the RJC to determine whether any Necessary 3TG sourced from the Covered Countries is validated as “Conflict-Free” using RMI’s RCOI data. In addition, members of the Steering Team participated in RMI’s Due Diligence Practices Team and Plenary Team to keep 3M informed of new auditing standards, emerging risks, and risk assessment methods.

Annually, prior to the supplier outreach, 3M’s Provider directly contacted SORs that were not enrolled in the RMAP to encourage their participation and gather information regarding each facility’s sourcing practices on behalf of its compliance partners. 3M is a signatory of this communication in accordance with the requirements of downstream companies detailed in the OECD Guidance.

5. Report on Supply Chain Due Diligence

3M has published the Form SD and Conflict Minerals Report for the year ended December 31, 2022. 3M’s Forms SD and Conflict Minerals Reports are publicly available within the Responsible Minerals section of 3M’s Supplier Direct website (https://www.3m.com/3M/en_US/suppliers-direct/). The reference to 3M’s website is provided for convenience only, and its contents are neither incorporated by reference into this Report and Form SD nor deemed filed with the SEC.

RESULTS OF DUE DILIGENCE

Based on the RCOI described in our Form SD and the other aspects of our due diligence program described above, 3M evaluated the Supplier Group responses to the CMRT-based supplier inquiry. As a result of the response evaluations, 3M has reason to believe that a portion of its Necessary 3TG may have originated in the Covered Countries and those Necessary 3TG may not be from recycled or scrap sources. After conducting further due diligence, 3M determined that based on SOR information provided by the Supplier Group and information available to 3M as a member of RMI, of the 89 SORs identified as sourcing from those Covered Countries, 71 have been validated as conformant and/or active with RMAP protocols. The SORs who are not yet conformant/active have received direct communication from 3M detailing our Policy requirements and encouraging their participation in RMAP.

As outlined in the OECD Guidance, the internationally-recognized standard on which 3M’s system is based, 3M supports RMI’s RMAP audit of SORs’ due diligence activities. The source of information for certain statements in this declaration was obtained through our membership in RMI, using the RCOI report for member “mmmco.”

Supply Chain Outreach Results

As stated above, supply chain outreach is required to identify the upstream sources of origin of tin, tantalum, tungsten and gold. Following the industry standard process, 3M sent CMRTs to its in-scope Tier 1 suppliers, who were expected to follow this process until the SOR sources were identified. In 2022, 3M received 91% response rate from its suppliers as a result of outreach efforts and will continue to work with the remaining suppliers to obtain alignment with future requests.

Upstream Data Transparency

All SORs listed by suppliers in completed CMRTs, which appear on the RMI-maintained smelters list, are attached in Annex I. As is common when requests are sent upstream in the supply chain, those who purchase materials from smelters may not be able to discern exactly which company’s product lines the materials may end up in. As a result, many companies providing the CMRTs have the practice of listing all SORs they may purchase from within the reporting period. Therefore, the SORs (as sources) listed in Annex I are likely to be more comprehensive than the list of SORs which actually processed the 3TG contained in 3M’s products.

Suppliers that identified these specific smelters of interest on their CMRT were contacted in accordance with the OECD Guidance to inform them of the potential for risk, and to evaluate whether these smelters could be connected to 3M’s products. Other suppliers were evaluated internally to determine if they were in fact still active suppliers. If not, they were removed from the scope of data collection.

Countries of Origin

Annex II includes an aggregated list of countries of origin from which the reported facilities collectively source 3TG, based on information provided through the CMRT data collection process, from direct smelter outreach, and the RMAP. As mentioned in the above section, it is understood that many responses may provide company-level data, or more data than can be directly linked to products sold by 3M; therefore, Annex II may contain countries from which 3M’s products are not sourced.

Information on Smelters or Refiners

The CMRT requested that the Supplier Group and its suppliers provide 3M with information on the SORs supplying Necessary 3TG to 3M. Because 3M typically does not have a direct relationship with the facilities used to process 3TG, 3M relies on information provided by the Supplier Group. 3M verified 343 unique SOR names based on information listed on the RMI website. Of these unique SORs, 222 (65%) were validated as conformant to RMAP protocols as of April 11, 2023, and 9 (3%) were reported as active by RMI, meaning they were engaged in the RMAP program but not yet conformant as of April 11, 2023. 3M’s Supplier Group identified 100% of the total number of conformant SORs listed on RMI’s website in their supply chains. Based on our involvement in the RMI Due Diligence Practices Team, as well as resources available to us through our membership in RMI, 3M believes the number of SORs conformant to RMAP protocols is attributable in part to industry collaborative efforts through RMI and other third-party validation programs.

3M monitored and tracked SORs identified as not having received a “Conflict-Free” designation or not having initiated participation in an independent third-party assurance process. During this reporting year, 3M identified 88 (26%) SOR facilities that were not participating in an independent third-party assurance process. These facilities are in the process of receiving letters from 3M strongly encouraging their participation.

Efforts to Determine the Country of Origin or Mine of Origin

To determine country or mine of origin, 3M: (a) seeks information about 3TG SORs in our supply chain through use of the CMRT questions; and (b) utilizes information from the RMAP and its independent audits of SORs, as well as information from that effort made available by RMI publicly and to its members. 3M’s Supplier Group did not provide information on mines or countries of origin for Necessary 3TG used in 3M products manufactured during 2022. 3M does not have sufficient information to conclusively determine the mines or the countries of origin of the Necessary 3TG in its products or whether the Necessary 3TG are from recycled or scrap sources. However, based on SOR information provided by the Supplier Group through the CMRT responses, as well as RMI information available to its members, the countries of origin of 3TG associated with SORs identified to 3M by the Supplier Group include the countries listed in Annex II below.

Additional Due Diligence

3M compared the overall set of SORs identified by the Supplier Group against RMI’s RCOI list dated April 11, 2023, to identify all names and mineral sourcing for SORs that were conformant with the RMAP protocols and had been validated by a third-party auditor. The RCOI list also identified SORs participating in other assurance programs where the mineral sourcing of SORs was not disclosed.

For the 112 SORs identified to 3M by the Supplier Group in 2022 that are not yet engaged in the RMAP as active or validated as conformant to RMAP protocols or by any other independent third-party programs, 3M conducted further due diligence to understand whether the SORs of interest processed Necessary 3TG used in products provided to 3M. 3M also conducted additional due diligence, using a variety of information available from RMI and other reputable sources, to search for evidence of SORs sourcing from the Covered Countries or potentially contributing to conflict in the Covered Countries. Such additional sources of information included news articles, reports published by NGOs, and/or industry association information that may indicate locations from which a SOR sources. For SORs not independently verified, geographic location and mining production by country were reviewed, and specified factors were applied to determine risk levels.

3M will take additional mitigating action if credible sources provide information that identified SORs were potentially financing armed groups in the Covered Countries. 3M requires suppliers to conduct additional due diligence to confirm the presence of any of the “SORs of Interest” in the chain of custody for Necessary 3TG in products supplied to 3M.

STEPS TO IMPROVE DUE DILIGENCE

3M is alert for facts and circumstances that may require SOR-related risk mitigation. 3M also expects that more SORs will become validated as “RMAP-conformant” through RMAP and similar programs, which will increase overall transparency and accessibility to information on geographic location of SOR mines of origin.

3M will continue to expand its due diligence to further mitigate the risk that Necessary 3TG, cobalt, and other higher-risk minerals may benefit armed groups in the Covered Countries by taking the following steps:

•Escalate those suppliers who did not provide a response to the outreach request to obtain future alignment with requests or disposition accordingly.

•Follow up with those in the Supplier Group that were unresponsive or did not provide sufficient information for the 2022 reporting year, thereby improving both supplier response rates and the quality of supply chain information available to 3M.

•Contact those in the Supplier Group that indicated in their response to the 2022 reporting year inquiry that did not have certain key aspects of a Conflict Minerals program to educate and obtain updated information from them.

•Continue supplier engagement and capacity-building efforts through supplier inquiry and outreach by directing suppliers to training resources available on the 3M Supplier Direct website (https://www.3m.com/3M/en_US/suppliers-direct/) and through industry associations and RMI, to improve response rates and information quality.

•Stay actively involved with and continue our company membership in RMI, which provides independent third- party audits of SORs due diligence practices, including engagement in the RBA and RMI Annual Conference, Due Diligence Practices Team, and Plenary Team.

•Encourage suppliers, customers, and other companies to become active members of RMI, which will strengthen industry collaboration to increase leverage on SORs to participate in independent third-party audits and become conformant to RMAP, LBMA, or RJC protocols.

•Continue to contact SORs directly to undergo an audit of their due diligence practices, with the goal of becoming compliant to the RMAP, LBMA, or RJC protocols.

•Expect responsible sourcing by suppliers of 3TG in the Covered Countries through use of SORs validated as conformant with RMAP protocols.

•Continue the Responsible Minerals program and process to support compliance to the European Union regulation on supply chain due diligence by importers of minerals and metals originating in CAHRAs.

•Expand the responsible minerals assessment and due diligence efforts to include other high-risk minerals and areas of the world, as determined by regulatory bodies and applied by RMI. In 2019 and 2022, respectively, 3M broadened our scope to include cobalt and mica in our annual outreach, demonstrating 3M’s commitment to expand our efforts.

•Accelerate escalation of identified “SORs of Interest” that are not RMAP conformant and consistent with OECD Guidance to mitigate supply chain risk. As of April 11, 2023, 3M is continuing its due diligence efforts with the identified suppliers to mitigate supply chain risk and align such supplier with 3M’s expectations.

•Support organizations working within communities and across partners to mitigate environmental and social impacts.

•Continue to evaluate upstream sources through a broader set of tools to evaluate risk. These include:

◦Using a comprehensive SOR library, with detailed status and notes for each listing.
◦Scanning for credible media on each SOR to flag risk issues.
◦Comparing the list of SORs against government watch and denied parties lists.

Cautionary Statement about Forward-Looking Statements

Certain statements in this Report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and with no obligation on 3M’s part to update or revise any forward- looking statement, except as required by federal securities laws.

ANNEX I

As of April 11, 2023

The below list of SORs identified to 3M by the 3M Supplier Group is conformant with RMAP protocols as of April 11, 2023. 3M is typically many tiers in the supply chain removed from SORs, and our direct suppliers have not traced materials supplied to 3M back to individual SORs. Many of our suppliers provided information to 3M on all SORs identified to them by their suppliers and have not been able to confirm that Necessary 3TG processed by these SORs is contained in the products they have supplied to us because some of the suppliers did not provide their CMRT at the product level. Therefore, it is possible that the list contains SORs not used to process Necessary 3TG contained in our products.

Metal	Smelter Name	Smelter Facility Location	Smelter ID
Tantalum	5D Production OU	Estonia	CID003926
Gold	8853 S.p.A.	Italy	CID002763
Tungsten	A.L.M.T. Corp.	Japan	CID000004
Gold	ABC Refinery Pty Ltd.	Australia	CID002920
Gold	Abington Reldan Metals, LLC	United States Of America	CID002708
Tungsten	ACL Metais Eireli	Brazil	CID002833
Gold	Advanced Chemical Company	United States Of America	CID000015
Gold	African Gold Refinery	Uganda	CID003185
Gold	Aida Chemical Industries Co., Ltd.	Japan	CID000019
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates	CID002560
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil	CID003427
Gold	Albino Mountinho Lda.	Portugal	CID002760
Gold	Alexy Metals	United States Of America	CID003500
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany	CID000035
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	CID000041
Tin	Alpha	United States Of America	CID000292
Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam	CID002703
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	CID000058
Gold	Argor-Heraeus S.A.	Switzerland	CID000077
Tungsten	Artek LLC	Russian Federation	CID003553
Gold	Asahi Pretec Corp.	Japan	CID000082
Gold	Asahi Refining Canada Ltd.	Canada	CID000924
Gold	Asahi Refining USA Inc.	United States Of America	CID000920
Gold	Asaka Riken Co., Ltd.	Japan	CID000090
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam	CID002502
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey	CID000103
Gold	AU Traders and Refiners	South Africa	CID002850
Gold	Augmont Enterprises Private Limited	India	CID003461
Gold	Aurubis AG	Germany	CID000113
Gold	Bangalore Refinery	India	CID002863
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	CID000128
Gold	Boliden AB	Sweden	CID000157
Gold	C. Hafner GmbH + Co. KG	Germany	CID000176
Gold	C.I Metales Procesados Industriales SAS	Colombia	CID003421
Gold	Caridad	Mexico	CID000180

Metal	Smelter Name	Smelter Facility Location	Smelter ID
Gold	CCR Refinery - Glencore Canada Corporation	Canada	CID000185
Gold	Cendres + Metaux S.A.	Switzerland	CID000189
Gold	CGR Metalloys Pvt Ltd.	India	CID003382
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China	CID000211
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China	CID002513
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	CID000228
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	CID003190
Gold	Chimet S.p.A.	Italy	CID000233
Tungsten	China Molybdenum Co., Ltd.	China	CID002641
Tin	China Tin Group Co., Ltd.	China	CID001070
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	CID000258
Gold	Chugai Mining	Japan	CID000264
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	China	CID000281
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil	CID003486
Tin	CRM Synergies	Spain	CID003524
Tungsten	Cronimet Brasil Ltda	Brazil	CID003468
Tin	CV Ayi Jaya	Indonesia	CID002570
Tin	CV Venus Inti Perkasa	Indonesia	CID002455
Tantalum	D Block Metals, LLC	United States Of America	CID002504
Gold	Daye Non-Ferrous Metals Mining Ltd.	China	CID000343
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany	CID002867
Gold	Dijllah Gold Refinery FZC	United Arab Emirates	CID003348
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China	CID003356
Gold	Dongwu Gold Group	China	CID003663
Gold	Dowa	Japan	CID000401
Tin	Dowa	Japan	CID000402
Tin	DS Myanmar	Myanmar	CID003831
Gold	DSC (Do Sung Corporation)	Korea, Republic Of	CID000359
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan	CID000425
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan	CID003424
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan	CID003425
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Viet Nam	CID002572
Tin	EM Vinto	Bolivia (Plurinational State Of)	CID000438
Gold	Emerald Jewel Industry India Limited (Unit 1)	India	CID003487
Gold	Emerald Jewel Industry India Limited (Unit 2)	India	CID003488
Gold	Emerald Jewel Industry India Limited (Unit 3)	India	CID003489
Gold	Emerald Jewel Industry India Limited (Unit 4)	India	CID003490
Gold	Emirates Gold DMCC	United Arab Emirates	CID002561
Tin	Estanho de Rondonia S.A.	Brazil	CID000448
Tantalum	F&X Electro-Materials Ltd.	China	CID000460
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil	CID003582
Tin	Fenix Metals	Poland	CID000468
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe	CID002515
Tantalum	FIR Metals & Resource Ltd.	China	CID002505
Gold	Fujairah Gold FZC	United Arab Emirates	CID002584

Metal	Smelter Name	Smelter Facility Location	Smelter ID
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	China	CID003401
Tungsten	Fujian Xinlu Tungsten	China	CID003609
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China	CID002645
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	CID000875
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	CID002315
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	CID002494
Gold	Geib Refining Corporation	United States Of America	CID002459
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China	CID003410
Tin	Gejiu Kai Meng Industry and Trade LLC	China	CID000942
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	CID000538
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	CID001908
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	CID000555
Tungsten	GEM Co., Ltd.	China	CID003417
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	India	CID002852
Tantalum	Global Advanced Metals Aizu	Japan	CID002558
Tantalum	Global Advanced Metals Boyertown	United States Of America	CID002557
Tungsten	Global Tungsten & Powders Corp.	United States Of America	CID000568
Gold	Gold by Gold Colombia	Colombia	CID003641
Gold	Gold Coast Refinery	Ghana	CID003186
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China	CID002243
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China	CID001909
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	CID003116
Gold	Guangdong Jinding Gold Limited	China	CID002312
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	CID000218
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China	CID000616
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	China	CID000651
Tantalum	H.C. Starck Co., Ltd.	Thailand	CID002544
Tantalum	H.C. Starck Inc.	United States Of America	CID002548
Tantalum	H.C. Starck Ltd.	Japan	CID002549
Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany	CID002550
Tantalum	H.C. Starck Tantalum and Niobium GmbH	Germany	CID002545
Tungsten	H.C. Starck Tungsten GmbH	Germany	CID002541
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China	CID000671
Tungsten	HANNAE FOR T Co., Ltd.	Korea, Republic Of	CID003978
Gold	Heimerle + Meule GmbH	Germany	CID000694
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	CID002492
Gold	Heraeus Metals Hong Kong Ltd.	China	CID000707
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany	CID000711
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	CID000766
Gold	Hunan Chenzhou Mining Co., Ltd.	China	CID000767
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China	CID000769
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	China	CID000773
Gold	HwaSeong CJ CO., LTD.	Korea, Republic Of	CID000778
Tungsten	Hydrometallurg, JSC	Russian Federation	CID002649
Gold	Industrial Refining Company	Belgium	CID002587

Metal	Smelter Name	Smelter Facility Location	Smelter ID
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China	CID000801
Gold	International Precious Metal Refiners	United Arab Emirates	CID002562
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	CID000807
Gold	Istanbul Gold Refinery	Turkey	CID000814
Gold	Italpreziosi	Italy	CID002765
Gold	JALAN & Company	India	CID002893
Gold	Japan Mint	Japan	CID000823
Tungsten	Japan New Metals Co., Ltd.	Japan	CID000825
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	CID002551
Gold	Jiangxi Copper Co., Ltd.	China	CID000855
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	CID002512
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	CID002321
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China	CID002313
Tin	Jiangxi New Nanshan Technology Ltd.	China	CID001231
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China	CID002318
Tantalum	Jiangxi Tuohong New Raw Material	China	CID002842
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	CID002317
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	CID002316
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	CID000914
Tantalum	Jiujiang Tanbre Co., Ltd.	China	CID000917
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	CID002506
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	Russian Federation	CID003408
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation	CID000927
Gold	JSC Uralelectromed	Russian Federation	CID000929
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	CID000937
Gold	K.A. Rasmussen	Norway	CID003497
Gold	Kaloti Precious Metals	United Arab Emirates	CID002563
Gold	Kazakhmys Smelting LLC	Kazakhstan	CID000956
Gold	Kazzinc	Kazakhstan	CID000957
Tantalum	KEMET Blue Metals	Mexico	CID002539
Tungsten	Kennametal Fallon	United States Of America	CID000966
Tungsten	Kennametal Huntsville	United States Of America	CID000105
Gold	Kennecott Utah Copper LLC	United States Of America	CID000969
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland	CID002511
Gold	Kojima Chemicals Co., Ltd.	Japan	CID000981
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of	CID002605
Gold	Kundan Care Products Ltd.	India	CID003463
Gold	Kyrgyzaltyn JSC	Kyrgyzstan	CID001029
Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation	CID002865
Gold	L'azurde Company For Jewelry	Saudi Arabia	CID001032
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province Of China	CID003407
Gold	Lingbao Gold Co., Ltd.	China	CID001056
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China	CID001058
Tungsten	LLC Volstok	Russian Federation	CID003643
Gold	L'Orfebre S.A.	Andorra	CID002762

Metal	Smelter Name	Smelter Facility Location	Smelter ID
Tantalum	LSM Brasil S.A.	Brazil	CID001076
Gold	LS-NIKKO Copper Inc.	Korea, Republic Of	CID001078
Gold	LT Metal Ltd.	Korea, Republic Of	CID000689
Tin	Luna Smelter, Ltd.	Rwanda	CID003387
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China	CID001093
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	CID002468
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	CID001105
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	CID002319
Gold	Marsam Metals	Brazil	CID002606
Tungsten	Masan Tungsten Chemical LLC (MTC)	Viet Nam	CID002543
Gold	Materion	United States Of America	CID001113
Gold	Matsuda Sangyo Co., Ltd.	Japan	CID001119
Gold	MD Overseas	India	CID003548
Tin	Melt Metais e Ligas S.A.	Brazil	CID002500
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa	CID003575
Tin	Metallic Resources, Inc.	United States Of America	CID001142
Gold	Metallix Refining Inc.	United States Of America	CID003557
Tin	Metallo Belgium N.V.	Belgium	CID002773
Tin	Metallo Spain S.L.U.	Spain	CID002774
Tantalum	Metallurgical Products India Pvt., Ltd.	India	CID001163
Gold	Metalor Technologies (Hong Kong) Ltd.	China	CID001149
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	CID001152
Gold	Metalor Technologies (Suzhou) Ltd.	China	CID001147
Gold	Metalor Technologies S.A.	Switzerland	CID001153
Gold	Metalor USA Refining Corporation	United States Of America	CID001157
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	CID001161
Tin	Mineracao Taboca S.A.	Brazil	CID001173
Tantalum	Mineracao Taboca S.A.	Brazil	CID001175
Tin	Minsur	Peru	CID001182
Gold	Mitsubishi Materials Corporation	Japan	CID001188
Tin	Mitsubishi Materials Corporation	Japan	CID001191
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001192
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001193
Gold	MMTC-PAMP India Pvt., Ltd.	India	CID002509
Gold	Modeltech Sdn Bhd	Malaysia	CID002857
Tin	Modeltech Sdn Bhd	Malaysia	CID002858
Tungsten	Moliren Ltd.	Russian Federation	CID002845
Gold	Morris and Watson	New Zealand	CID002282
Gold	Moscow Special Alloys Processing Plant	Russian Federation	CID001204
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey	CID001220
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan	CID001236
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam	CID002573
Gold	NH Recytech Company	Korea, Republic Of	CID003189
Tungsten	Niagara Refining LLC	United States Of America	CID002589
Gold	Nihon Material Co., Ltd.	Japan	CID001259
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	CID001277

Metal	Smelter Name	Smelter Facility Location	Smelter ID
Tin	Novosibirsk Processing Plant Ltd.	Russian Federation	CID001305
Tantalum	NPM Silmet AS	Estonia	CID001200
Tungsten	NPP Tyazhmetprom LLC	Russian Federation	CID003416
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	CID001314
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	CID002517
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria	CID002779
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	CID001325
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation	CID001326
Gold	OJSC Novosibirsk Refinery	Russian Federation	CID000493
Tungsten	OOO “Technolom” 1	Russian Federation	CID003614
Tungsten	OOO “Technolom” 2	Russian Federation	CID003612
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)	CID001337
Gold	PAMP S.A.	Switzerland	CID001352
Gold	Pease & Curren	United States Of America	CID002872
Gold	Penglai Penggang Gold Industry Co., Ltd.	China	CID001362
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines	CID002827
Gold	Planta Recuperadora de Metales SpA	Chile	CID002919
Tin	Pongpipat Company Limited	Myanmar	CID003208
Tin	Precious Minerals and Smelting Limited	India	CID003409
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation	CID001386
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	CID001397
Tin	PT Aries Kencana Sejahtera	Indonesia	CID000309
Tin	PT Artha Cipta Langgeng	Indonesia	CID001399
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	CID002503
Tin	PT Babel Inti Perkasa	Indonesia	CID001402
Tin	PT Babel Surya Alam Lestari	Indonesia	CID001406
Tin	PT Bangka Prima Tin	Indonesia	CID002776
Tin	PT Bangka Serumpun	Indonesia	CID003205
Tin	PT Bangka Tin Industry	Indonesia	CID001419
Tin	PT Belitung Industri Sejahtera	Indonesia	CID001421
Tin	PT Bukit Timah	Indonesia	CID001428
Tin	PT Cipta Persada Mulia	Indonesia	CID002696
Tin	PT Menara Cipta Mulia	Indonesia	CID002835
Tin	PT Mitra Stania Prima	Indonesia	CID001453
Tin	PT Mitra Sukses Globalindo	Indonesia	CID003449
Tin	PT Panca Mega Persada	Indonesia	CID001457
Tin	PT Premium Tin Indonesia	Indonesia	CID000313
Tin	PT Prima Timah Utama	Indonesia	CID001458
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia	CID003868
Tin	PT Rajawali Rimba Perkasa	Indonesia	CID003381
Tin	PT Refined Bangka Tin	Indonesia	CID001460
Tin	PT Sariwiguna Binasentosa	Indonesia	CID001463
Tin	PT Stanindo Inti Perkasa	Indonesia	CID001468
Tin	PT Sukses Inti Makmur	Indonesia	CID002816
Tin	PT Timah Nusantara	Indonesia	CID001486

Metal	Smelter Name	Smelter Facility Location	Smelter ID
Tin	PT Timah Tbk Kundur	Indonesia	CID001477
Tin	PT Timah Tbk Mentok	Indonesia	CID001482
Tin	PT Tinindo Inter Nusa	Indonesia	CID001490
Tin	PT Tirus Putra Mandiri	Indonesia	CID002478
Tin	PT Tommy Utama	Indonesia	CID001493
Gold	PX Precinox S.A.	Switzerland	CID001498
Gold	QG Refining, LLC	United States Of America	CID003324
Tantalum	QuantumClean	United States Of America	CID001508
Gold	Rand Refinery (Pty) Ltd.	South Africa	CID001512
Gold	Refinery of Seemine Gold Co., Ltd.	China	CID000522
Gold	REMONDIS PMR B.V.	Netherlands	CID002582
Tin	Resind Industria e Comercio Ltda.	Brazil	CID002706
Tantalum	Resind Industria e Comercio Ltda.	Brazil	CID002707
Gold	Royal Canadian Mint	Canada	CID001534
Tin	Rui Da Hung	Taiwan, Province Of China	CID001539
Gold	SAAMP	France	CID002761
Gold	Sabin Metal Corp.	United States Of America	CID001546
Gold	Safimet S.p.A	Italy	CID002973
Gold	SAFINA A.S.	Czechia	CID002290
Gold	Sai Refinery	India	CID002853
Gold	Samduck Precious Metals	Korea, Republic Of	CID001555
Gold	Samwon Metals Corp.	Korea, Republic Of	CID001562
Gold	Sancus ZFS (L’Orfebre, SA)	Colombia	CID003529
Gold	Sellem Industries Ltd.	Mauritania	CID003540
Gold	SEMPSA Joyeria Plateria S.A.	Spain	CID001585
Gold	Shandong Humon Smelting Co., Ltd.	China	CID002525
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China	CID001619
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	CID001622
Gold	Shenzhen CuiLu Gold Co., Ltd.	China	CID002750
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	China	CID002527
Gold	Shirpur Gold Refinery Ltd.	India	CID002588
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	CID001736
Gold	Singway Technology Co., Ltd.	Taiwan, Province Of China	CID002516
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation	CID001756
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China	CID001761
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation	CID001769
Gold	Sovereign Metals	India	CID003383
Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania	CID003153
Gold	Sudan Gold Refinery	Sudan	CID002567
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	CID001798
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of	CID002918
Gold	Super Dragon Technology Co., Ltd.	China	CID001810
Tin	Super Ligas	Brazil	CID002756
Gold	T.C.A S.p.A	Italy	CID002580
Tantalum	Taki Chemical Co., Ltd.	Japan	CID001869
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CID001875

Metal	Smelter Name	Smelter Facility Location	Smelter ID
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002542
Tantalum	Telex Metals	United States Of America	CID001891
Tin	Thaisarco	Thailand	CID001898
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China	CID001916
Tin	Tin Technology & Refining	United States Of America	CID003325
Gold	Tokuriki Honten Co., Ltd.	Japan	CID001938
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China	CID001947
Gold	TOO Tau-Ken-Altyn	Kazakhstan	CID002615
Gold	Torecom	Korea, Republic Of	CID001955
Tungsten	Tungsten Vietnam Joint Stock Company	Viet Nam	CID003993
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Viet Nam	CID002574
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	CID001969
Gold	Umicore Precious Metals Thailand	Thailand	CID002314
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	CID001980
Tungsten	Unecha Refractory metals plant	Russian Federation	CID002724
Gold	United Precious Metal Refining, Inc.	United States Of America	CID001993
Gold	Valcambi S.A.	Switzerland	CID002003
Tin	VQB Mineral and Trading Group JSC	Viet Nam	CID002015
Gold	WEEEREFINING	France	CID003615
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	CID002030
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	CID002036
Gold	WIELAND Edelmetalle GmbH	Germany	CID002778
Tungsten	Wolfram Bergbau und Hutten AG	Austria	CID002044
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320
Tungsten	Xiamen Tungsten Co., Ltd.	China	CID002082
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China	CID002508
Gold	Yamakin Co., Ltd.	Japan	CID002100
Tantalum	Yancheng Jinye New Material Technology Co., Ltd.	China	CID003583
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	CID001522
Gold	Yokohama Metal Co., Ltd.	Japan	CID002129
Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.	China	CID003662
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	CID002158
Gold	Yunnan Copper Industry Co., Ltd.	China	CID000197
Tin	Yunnan Tin Company Limited	China	CID002180
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China	CID003397
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	CID002224

ANNEX II

As of April 11, 2023

The below list of 3TG countries of origin identified to 3M by the 3M Supplier Group is conformant with RMAP protocols as of April 11, 2023. 3M is typically many tiers in the supply chain removed from SORs, and our direct suppliers have not traced materials supplied to 3M back to individual countries of origin. Many of our suppliers provided information to 3M on all SORs identified to them by their suppliers and have not been able to confirm that the countries of origin for all 3TG processed by these SORs have been used in the products they have supplied to us because they did not provide their CMRT at the product level. Therefore, it is possible that the list contains countries of origin of 3TG not contained in our products.

Afghanistan; Ãland Islands; Albania; American Samoa; Andorra; Angola*; Argentina; Armenia; Aruba; Australia; Austria; Azerbaijan; Bahamas; Barbados; Belarus; Belgium; Benin; Bermuda; Bolivia (Plurinational State of); Brazil; Bulgaria; Burkina Faso; Burundi*; Cambodia; Canada; Central African Republic*; Chile; China; Colombia; Congo (Republic of the); Czechia; Democratic Republic of the Congo*; Djibouti; Dominica; Dominican Republic; Ecuador; Egypt; Eritrea; Estonia; Ethiopia; Finland; France; Georgia; Germany; Ghana; Guam; Guatemala; Guinea; Guyana; Honduras; Hong Kong; Hungary; India; Indonesia; Ireland; Israel; Italy; Japan; Jersey; Kazakhstan; Kenya; Korea (Republic of); Kyrgyzstan; Liberia; Liechtenstein; Lithuania; Luxembourg; Madagascar; Malaysia; Mali; Mauritania; Mexico; Mongolia; Morocco; Mozambique; Myanmar; Namibia; Netherlands; New Zealand; Nicaragua; Niger; Nigeria; Norway; Panama; Papua New Guinea; Peru; Philippines; Poland; Portugal; Russian Federation; Rwanda*; Samoa; Saudi Arabia; Senegal; Sierra Leone; Singapore; Slovakia; Slovenia; South Africa; South Sudan*; Spain; Sudan; Suriname; Sweden; Switzerland; Taiwan; Tajikistan; Tanzania*; Thailand; Turkey; Uganda*; United Arab Emirates; United Kingdom; United States; Uzbekistan; Viet Nam; Zambia*; Zimbabwe

* Covered Country